EXHIBIT 99.1

Labor Ready Acquires Skilled Services Corporation;

Expands its Reach in Skilled Construction Trades Staffing

TACOMA, Wash. — April 30, 2007 — Labor Ready, Inc. (NYSE:LRW) completed the acquisition of Skilled Services Corporation (“SSC”) effective today.

Founded in 1993, SSC is a skilled construction trades staffing provider with 21 locations in Florida, Texas, Arizona, California, Colorado, and North Carolina.

Labor Ready entered the skilled construction trades staffing market with its acquisition of CLP Resources in 2005.  “Since that time, CLP has done an outstanding job delivering better than expected top- and bottom-line results. They have also experienced significant growth by adding 21 new branches to the 51 branches originally purchased,” said Labor Ready CEO Steve Cooper. “The SSC acquisition accelerates CLP’s expansion by increasing the total number of branches to 93 and adding SSC’s talented management team.”

According to Cooper, SSC President Mark Curtiss will continue to head SSC operations and will report to CLP Resources CEO Noel Wheeler. Wheeler has been the CEO of CLP Resources since 1999 and has more than 35 years of experience in the staffing industry.

Cooper added, “Mark and his team have built an impressive company with a great track record.  The addition of the SSC team will add significant depth to our skilled construction trades management team.  This transaction puts us another step closer to becoming the leading national provider of skilled construction trades staffing.”

Since the SSC transaction is expected to add about $30 million of revenue for 2007, Labor Ready has updated guidance for the second quarter and updated its outlook for 2007. For the second quarter, the company estimates revenue in the range of $342 million to $345 million and net income per diluted share between $0.33 and $0.35. For the year, the company estimates revenue in the range of $1.38 to $1.40 billion and net income per diluted share between $1.40 and $1.45.

SSC was purchased for approximately $25.5 million in cash.

This news release contains forward-looking statements, such as statements about the ranges of revenues, gross margins and net income anticipated for future periods, improvements in safety and workers’ compensation claims and costs, strategies for increasing revenue and net income, and other factors that may affect Labor Ready’s financial results and operations in the future. Labor Ready’s actual results are, however, subject to a number of risks, including without limitation the following:  1) national and global economic conditions; 2) Labor Ready’s ability to continue to attract and retain customers and maintain profit margins in the face of new and existing competition; 3) potential new laws and regulations that could have a materially adverse effect on Labor Ready’s operations and financial results; 4) significant labor disturbances which could disrupt industries Labor Ready serves; 5) increased costs and collateral requirements in connection with Labor Ready’s insurance obligations, including workers’ compensation insurance; 6) the adequacy of Labor Ready’s financial reserves; 7) Labor Ready’s continuing ability to comply with financial covenants in its lines of credit and other financing agreements; 8) Labor Ready’s ability to attract and retain competent employees in key positions or to find temporary employees or skilled trade workers to fulfill the needs of our customers; 9) Labor Ready’s ability to successfully complete and integrate acquisitions that it may make from time to time; 10) Labor Ready’s ability to timely execute strategies for acquired companies; and 11) other risks described in Labor Ready’s filings with the Securities and Exchange Commission, including its most recent Form 10-K and Form 10-Q filings.

About Labor Ready

Labor Ready is an international provider of temporary employees for manual labor, light industrial and skilled construction trades, operating under the brand names of Labor Ready, Labour Ready, Workforce, Spartan Staffing, and CLP Resources. Labor Ready’s customers are primarily small to mid-sized businesses in the construction, warehousing, hospitality, landscaping, transportation, light manufacturing, retail, wholesale, facilities and sanitation industries. Annually, Labor Ready serves more than 300,000 customers and puts approximately 600,000 people to work through its more than 900 branch offices in the United States, Canada, and the United Kingdom.  For additional information, visit Labor Ready’s website at www.laborready.com.

For more information, contact:

Derrek Gafford, CFO

253-680-8214

Stacey Burke, Director of Corporate Communications

253-680-8291